Exhibit (k)

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(i) promulgated under the Securities Exchange Act of 1934, the undersigned hereby agree to the joint filing of this Statement on Schedule 13D on behalf of each of them, including any amendments thereto.

This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Date: June 24, 2004

DIAGEO PLC

By:	/s/ JOHN NICHOLLS

Name: John Nicholls Title: Deputy Secretary

DIAGEO HOLDINGS NETHERLANDS B.V.

By:	/s/ M.C.T.M. Gerichhausen	By:	/s/ K.J. McGuire

	Name: M.C.T.M. Gerichhausen		Name: K.J. McGuire
	Title: Director		Title: Director